EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Declares Quarterly Cash Dividend

DES MOINES, Iowa (August 15, 2019) – EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”)
today announced that its board of directors declared a quarterly cash dividend of $0.23 per share of common stock payable September 3, 2019, to shareholders of record as of August 27, 2019. The
Company has declared a quarterly dividend since becoming a publicly held company in February
1982, and has never reduced its dividend.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in
1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock
Market under the symbol EMCI. Additional information regarding the Company may be found at
investors.emcins.com. EMCI’s parent company is Employers Mutual Casualty Company (Employers
Mutual). EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

On August 8, 2019, EMCI filed the definitive proxy statement with the U.S. Securities and Exchange
Commission in connection with Employers Mutual’s proposed acquisition of all of the shares of
EMCI that it does not already own. The definitive proxy statement was mailed to EMCI shareholders beginning on August 14, 2019 and is available on the Investor Relations section of EMCI’s website, as well as www.sec.gov.

The EMCI Special Meeting of Shareholders (the “Special Meeting”) to vote on the proposed transaction is scheduled to take place on September 18, 2019, at 10 a.m. Central Time and will be held at 219 Eighth Street, Des Moines, Iowa 50309. All shareholders of record of EMCI common stock as of the close of business on August 8, 2019, including all shareholders not affiliated with
Employers Mutual or EMCI, will be entitled to vote their shares either in person or by proxy at the
Special Meeting. The EMCI Board of Directors, based on the unanimous recommendation of the
Special Committee, recommends that EMCI minority shareholders vote “FOR” the proposal to approve the proposed transaction, as described in more detail in the definitive proxy statement.

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                lisa.l.hamilton@emcins.com